Exhibit 99.9

Letter Agreement dated April 14, 2000 between Pooled Equity and Greenbriar.

                               (HUDSON LETTERHEAD)





                                 April 14, 2000

Greenbriar Corporation
Attention:  Gene S. Bertcher
4265 Kellway Circle
Addison, Texas  75001

           Re: Preferred Stock Redemption from the Texarkana Land Sale
               -------------------------------------------------------

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the "Original Redemption Letter") dated January 31, 2000 between Greenbriar Corporation ("Greenbriar") and LSOF Greenbriar, L.L.C. ("Lone Star"). In Paragraph 2, of the Original Redemption Letter, Greenbriar agreed to use all proceeds, after payment of reasonable out-of-pocket expenses (the "Net Proceeds"), for the Texarkana land sale to redeem, first, shares of its Series G Senior Non-Voting Convertible Stock (the "Series G Preferred Stock"), and then, shares of its Series F Senior Convertible Preferred Stock (the "Series F Preferred Stock," and together with the Series G Preferred Stock, the "Preferred Stock").

The Texarkana land sale has occurred and Greenbriar has $500,000 of Net Proceeds from such sale. This letter sets forth our understanding of the agreement between Greenbriar and Lone Star regarding the required redemption of Preferred Stock for the Texarkana land sale pursuant to Paragraph 2 of the Original Redemption Letter.

           1. Redemption. Greenbriar and Lone Star agree that on April 14, 2000, Greenbriar will redeem 37,200 shares of Series G Stock, as calculated in accordance with Exhibit A attached hereto, for an aggregate redemption price of $500,000 (the "Redeemed Stock"). Within three (3) business days after receipt of funds for such redemption, Lone Star will tender its certificate representing the Redeemed Stock. Greenbriar shall then issue a new certificate for the balance of the unredeemed shares after giving effect to the redemption pursuant to Paragraph 1 of the Original Redemption Letter and redemption described in this letter.

           2. Original Redemption Letter in Effect. Nothing in this letter shall be deemed an amendment, release or waiver of the Original Redemption Letter. The Original Redemption Letter shall remain in full force and effect.


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           3. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law.

           If the above understanding is satisfactory to Greenbriar, please sign this letter in the space indicated below and return a signed copy to Lone Star at the address set forth above, attention: Len Allen, whereupon this letter agreement shall become a binding agreement upon the parties hereto and their respective survivors and assigns.

                                                 LSOF POOLED EQUITY, L.P.



                                                 By: /s/ Len W. Allen, Jr.
                                                    -------------------------
                                                    Name: Len W. Allen, Jr.
                                                    Title: VP

Acknowledged and Agreed to by:

GREENBRIAR CORPORATION



By: /s/ Gene S. Bertcher
    ------------------------
    Name: Gene S. Bertcher
    Title: Executive V.P.

                                    Exhibit A
                                    ---------


Preferred Stock Redemption Calculation:
--------------------------------------

Preferred Stock Investment:                                         $19,325,000
20% IRR Lookback (as of 4/14/00):                                    $6,658,000
                                                                     ----------
Total as of 4/14/00:                                                $25,987,000
Preferred Stock Investment (as % of Total:)                             74.4%
Pro-Rata Share of Current Redemption Allocated to Preferred Stock:     $372,000
Number of Shares Redeemed (10:1):                                        37,200
Pro-Rata Share of Current Redemption Allocated to Lookback:            $128,000